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Exhibit 21.1

Protection One, Inc.
Exhibit 21.1—SUBSIDIARIES
December 31, 2006

Entity	Jurisdiction
Protection One Alarm Monitoring, Inc.	Delaware
Network Multifamily Security Corporation	Delaware
Security Monitoring Services, Inc. (d/b/a, CMS)	Florida
Integrated Alarm Services Group, Inc.	Delaware

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  Exhibit 21.1